EXHIBIT 10(aa)

HARSCO NON-QUALIFIED
RETIREMENT SAVINGS & INVESTMENT PLAN

PART B – AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2009

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6.2	Cost of Administering the Plan	8
6.3	Agents	8
6.4	Indemnification of the Committee	8

ARTICLE VII	Amendment and Termination	9

7.1	Amendment	9
7.2	Termination	9

ARTICLE VIII	Miscellaneous	10

8.1	No Right of Employment	10
8.2	Withholding	10
8.3	Non-Assignability of Benefits	10
8.4	Unfunded Status	10
8.5	Forfeiture on Termination For Cause	10
8.6	Gender and Number	10
8.7	Controlling Law	10
8.8	Successors	11
8.9	Code Section 409A	11

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ARTICLE I

Establishment of Plan

1.1
Purpose.  The Harsco Non-Qualified Retirement Savings & Investment Plan (“Plan” or “NQRSIP”) was established by Harsco Corporation (“Corporation”) to compensate participating employees for government-imposed reductions in benefits from and/or contributions to the tax-qualified Harsco Retirement Savings & Investment Plan (“RSIP”) in which they participate.

1.2
Tax/ERISA.  The Corporation intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended (“Code”), and administered as a “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.3
2009 Amendment and Restatement. The Plan was adopted as of January 1, 2004.  The Plan is hereby again amended and restated effective as of January 1, 2009 by the adoption of Part B of the Plan, as set forth herein.  Part A of the Plan, consisting of the January 1, 2004 Plan document, applies to compensation that was Deferred during calendar years ending prior to January 1, 2005 and which had become vested prior to said date, in accordance with the terms of those documents in effect from time to time prior to October 3, 2004.  The provisions of this Part B shall apply to compensation that is Deferred during calendar years beginning on or after January 1, 2005, or that was previously Deferred but not vested prior to said date.  This Part B of the Plan is intended to meet all of the requirements of Section 409A of the Code, so that Participants will be eligible to defer the receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan.  With respect to compensation that was deferred during the 2005, 2006, 2007 and 2008 calendar years, or that was Deferred prior to January 1, 2005 but became vested during the period January 1, 2005 through December 31, 2008, the terms of the Plan shall be administered in accordance with a reasonable, good faith interpretation of Code Section 409A, and such interpretation shall govern the rights of a Participant with respect to that period of time.

ARTICLE II

Definitions

2.1
Account.  The sum of the Corporation contributions and the investment returns thereon allocated to each Participant under this Plan in accordance with the provisions of Article IV.  A Participant’s Account will be divided into the following subaccounts:  (a) a “Pre-2005 Subaccount” for amounts Deferred by a Participant and vested for purposes of Code Section 409A as of December 31, 2004 (and earnings and losses thereon), and (b) a “Post-2004 Subaccount” for amounts Deferred by a Participant and/or vested for purposes of Code Section 409A after December 31, 2004 (and earnings and losses thereon).  Amounts in the Pre-2005 Subaccounts, which are intended to qualify for “grandfathered” status, shall be subject to the terms and conditions specified in Part A of the Plan as in effect on or before October 3, 2004.  The Account is not funded and is a bookkeeping record of the benefits to which a Participant is entitled under the terms of the Plan.

2.2	Ancillary Agreement. An instrument by which special arrangements for specific Participants are incorporated into this Plan.

2.3
Beneficiary.  Any person designated by a Participant to receive benefits which may be due, or become due, under this Plan.  If a Participant made no such designation, or if the designated person predeceases the Participant, the Beneficiary shall be the Participant’s estate.

2.4	Board. The Board of Directors of the Corporation.

2.5	Change In Control. The first to occur of any one of the events described below:

(a)
Stock Acquisition.  Any “person” [as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“the 1934 Act”)], other than the Corporation or a corporation, a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Corporation, who is or becomes, other than by purchase from the Corporation or such a corporation, the “beneficial owner” (as such term is defined in Rule 13(d)-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 30 percent or more of the combined voting power of the Corporation’s then outstanding voting securities.  Such a Change in Control shall be deemed to have occurred on the first to occur of the date securities are first purchased by a tender or exchange offer, or the date on which the Corporation first learns of acquisition of 30 percent of such securities, or the later of the effective date of an agreement for the merger, consolidation or other reorganization of the Corporation or Corporation shareholder approval thereof, as the case may be.

(b)
The date that a tender or exchange offer by any Person (other than the Corporation or Subsidiary) is first published or sent or given within the meaning of Rule 14e-2(a) of the General Rules and Regulations under the Exchange Act as may be amended, supplemented or superseded from time to time, if upon consummation thereof, such Person would be the Beneficial Owner of 30% or more of the combined voting power of the Corporation’s outstanding voting securities.

(c)
Change in Board.  During any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors ceases for any reason to constitute at least a majority of the Board of Directors, unless the election or nomination for election by the Corporation’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.  Such a Change in Board shall be deemed to have occurred on the date upon which the requisite majority of directors fails to be elected by the shareholders of the Corporation.

(d)
Other Events.  Any other event or series of events which, notwithstanding any other provision of this definition, is determined by a majority of the outside members of the Board of Directors of the Corporation to constitute a Change in Control of the Corporation for purposes of this Plan.  Such a Change in Control shall be deemed to have occurred on the date of such determination or on such other date as such majority of outside members of the Board shall specify.  Notwithstanding the foregoing, this Section 2.5(d) shall be interpreted in a manner consistent with Code Section 409A and applicable provisions of the Treasury Regulations.

2.6	Committee. The Management Development and Compensation Committee of the Board or such other committee as may be designated by the Board.

2.7
Compensation.  The amount reported by the Corporation for a Participant as “wages, tips and other compensation” on Form W-2, or any successor method of reporting under Code Section 6041(d), plus any salary reductions pursuant to Code Sections 125, 132(f), 402(e)(3), 402(h), 403(b), 414(h)(2) or 457, but excluding any taxable fringe benefits such as restricted stock, moving expenses, tuition reimbursements and imputed income from life insurance.

2.8	Deferred. An amount that is considered to be deferred within the meaning of Treasury Regulations sections 1.409A-6(a)(2) and 1.409A-6(a)(3).

2.9	Participant. An officer or other employee of the Corporation who has been approved for participation in the Plan pursuant to Article III.

2.10	Pension Committee. The Committee appointed by the Board of Directors or a Committee thereof to administer qualified and nonqualified pension plans.

2.11	Post-2004 Subaccount. The term defined in Section 2.1.

2.12	Pre-2005 Subaccount. The term defined in Section 2.1.

2.13	RSIP. The relevant tax-qualified plan known as the Harsco Retirement Savings and Investment Plan.

2.14
Retirement.  The later of the date of the Participant’s 65th birthday or attainment of 5 Years of Vesting Service, determined in accordance with the provisions of the RSIP.  With respect to a Participant with a Prior Employer Account (as such term is defined in the RSIP) from the Maryland Slag Co. Retirement Savings Plan, the date of such Participant’s 65th birthday.

2.15
Separation from Service.  The condition that exists when an employee who is a Participant in the Plan and the Corporation reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the employee will perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Corporation if the employee has been providing services to the Corporation for less than 36 months).  For purposes of this Section 2.15, for periods during which an employee is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the employee is treated as providing bona fide services at the level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which an employee is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 2.15 (including for purposes of determining the applicable 36-month (or shorter) period).  For purposes of this Section 2.15, the “Corporation” shall be considered to include all members of the controlled group of corporations, trades or businesses which includes the Corporation; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.”  Separation from Service shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-1(h)(3) (or any successor regulation)) as defined in Code Section 409A and the regulations or other guidance issued thereunder.

2.16	Valuation Date. The date on which the amount of a Participant’s Account is valued. The Valuation Date is the last day of each calendar quarter.

ARTICLE III

Eligibility and Vesting

3.1
Eligibility to Participate in the Plan.  A select group of management or highly paid employees as designated by the Committee who are subject to government-imposed reductions in benefits from and/or contributions to the RSIP.

3.2
Participation.  An eligible employee shall commence participation in the Plan upon the first day of his or her first payroll period following the end of the calendar quarter in which the eligible employee exceeds the limitation on Compensation taken into account under Code Section 401(a)(17).

3.3
Vesting.  A Participant’s right to his or her Account under this Plan shall vest and become nonforfeitable only if, and to the extent that, the Participant has met the requirements for distribution due to death, Retirement, termination of employment from the Corporation or in connection with a Change In Control.

ARTICLE IV

Non-Qualified Retirement Savings & Investment Plan (NQRSIP) Benefits

4.1
NQRSIP Benefit.  Due to the limitations contained in Code Section 401(a)(17), a Participant is not able to receive Corporation matching contributions or Corporation discretionary contributions in the RSIP on Compensation in excess of the Code Section 401(a)(17) limit ($245,000 in 2009).  To make up for this limitation, the Corporation will contribute to this Plan an amount equal to 4% of a Participant’s Compensation in excess of the limitation contained in Code Section 401(a)(17) and make Corporation discretionary contributions to this Plan in a percentage equal to the percentage of discretionary contribution in the RSIP for the same period, if any, on the Participant’s Compensation in excess of the Code Section 401(a)(17) limit.

4.2
Allocation of NQRSIP Benefit.  As of each Valuation Date, the Corporation will determine the amount of the contribution (Corporation’s matching contributions and discretionary contributions) due to each Participant and allocate that amount to each Participant’s Post-2004 Subaccount.  For purposes of determining the income to be allocated to the Post-2004 Subaccount, the amount will be treated as if it is allocated to the same investment funds for the Corporation’s matching contributions and discretionary contributions that the Participant selected for the tax-qualified RSIP.

4.3
Valuation of Participant’s Post-2004 Subaccount.  As of each Valuation Date, a Participant’s Post-2004 Subaccount shall consist of the balance of the Post-2004 Subaccount as of the immediately preceding Valuation Date, plus the NQRSIP contribution credited for the quarter pursuant to Section 4.1 plus adjustments for changes in the market value of the Participant’s elected investment fund, including any dividends that would have been payable on Harsco stock, that would have been purchased by the Corporation’s matching and/or discretionary contributions and credited to the RSIP on behalf of the Participant, but for the Code or ERISA limitations.

4.4
Crediting Investment Returns.  As of each Valuation Date, each Participant’s Post-2004 Subaccount shall be increased or decreased, as applicable, by the investment return since the immediately preceding Valuation Date.  Investment return shall be credited at the investment return rate adjusted for any contributions, to be credited for such period.  Investment return for the period shall reflect the actual investment rate earned for the deemed investment elected by the Participant under the RSIP.  Until a Participant or his or her Beneficiary receives a distribution of his or her Post-2004 Subaccount, the unpaid balance shall be adjusted for the investment return.

ARTICLE V

Non-Qualified RSIP Benefit Distributions

5.1
Payment of Post-2004 Subaccount upon Termination, Retirement, or Change In Control.  Upon the Separation from Service (subject to paragraph 8.5) or Retirement of a Participant, or the occurrence of a Change In Control, the Corporation shall pay to the Participant or his or her Beneficiary a benefit equal to the balance of his or her Post-2004 Subaccount as of the Valuation Date coincident with or immediately prior to the Participant’s Separation from Service or Retirement, or the occurrence of a Change In Control.  This payment shall be made in a cash lump sum on the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service or Retirement, or the occurrence of a Change In Control.

5.2
Payment of Benefits to Beneficiary.  If the Participant dies while an employee of the Corporation or prior to receiving payment under Section 5.1, his or her Post-2004 Subaccount balance shall be payable to his or her Beneficiary within ninety (90) days after the date of the Participant’s death.

ARTICLE VI

Administration

6.1
Administration of the Plan.  The Plan shall be administered by the Committee, referred to herein as the Administrator. Members of the Committee, if otherwise eligible, shall be eligible to participate in the Plan, but no such member shall be entitled to make decisions solely with respect to his or her participation.  The Administrator shall be vested with full authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan.  Any determination, decision or action of the Administrator in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any and all person claiming under or through any Participant.  The Administrator shall have the authority to:

(a)	Employ agents to perform services on behalf of the Committee and to authorize the payment of reasonable compensation for the performance of such services.

(b)	Delegate to the Pension Committee the authority to perform administrative duties otherwise reserved to the Administrator herein.

6.2	Cost of Administering the Plan. The Corporation shall bear all of the costs of administration of the Plan.

6.3
Agents.  The Committee, from time to time, may employ an individual or individuals as agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Corporation.

6.4
Indemnification of the Committee.  The Corporation shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member of the Committee.

ARTICLE VII

Amendment and Termination

7.1
Amendment.  The Corporation, acting through the Board or a committee thereof, may at any time amend this Plan, in whole or in part, by an instrument in writing, executed by the Board or a committee thereof; provided, however, that no amendment shall be made which would have the effect of decreasing any Participant’s Account determined just prior to the amendment.  Written notice of any amendment or other action with respect to the Plan shall be given to each Participant.

7.2
Termination.  The Corporation, acting through its Board or a committee thereof, may at any time terminate this Plan by an instrument in writing executed by the Board or its designee.  Upon termination of the Plan, the Committee shall take those actions necessary to administer any Accounts existing prior to the effective date of the termination; provided, however:

(a)	no such termination shall be made which would have the effect of decreasing any Participant’s Account, as it existed as of the day before the effective date of such termination.

(b)
the Corporation, by action of its Board or a committee thereof, may elect to accelerate all distributions at the time it elects to terminate the Plan; provided, however, that with respect to a Participant’s Post-2004 Subaccount, distributions may be accelerated only to the extent such acceleration is permitted under Treasury Regulation section 1.409A-3(j)(4)(ix).

ARTICLE VIII

Miscellaneous

8.1
No Right of Employment.  Nothing in the Plan shall be deemed to grant a Participant any rights other than those specifically outlined in the Plan.  Nothing in the Plan shall be deemed to create any right of, or contract for, employment between a Participant and the Corporation.

8.2	Withholding. The Corporation may deduct, with respect to any payments due or benefits accrued under this Plan, any taxes required to be withheld by Federal, state or local governments.

8.3
Non-Assignability of Benefits.  Neither the Participant nor any Beneficiary shall have the power to transfer, assign, anticipate, modify or otherwise encumber in advance any of the payments that may become due hereunder; nor shall any such payments be subject to attachment, garnishment or execution, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.

8.4
Unfunded Status.  Any provision for payments hereunder shall be by means of bookkeeping entries on the books of the Corporation and shall not create in the Participant or his or her Beneficiary any right to, or claim against any specific assets of the Corporation, nor result in the creation of any trust or escrow account for the Participant or Beneficiary.  A Participant or Beneficiary entitled to any payment of benefits hereunder shall be a general creditor of the Corporation.

8.5
Forfeiture on Termination For Cause.  Notwithstanding any provision to the contrary (including the acceleration of vesting and payment provisions relating to Change In Control), if any Participant is terminated for cause, all benefits hereunder shall be forfeited and the Corporation shall have no further obligation to the Participant (or his or her Beneficiary) hereunder.  For purposes of this Plan, “cause” means (i) an act or acts of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Corporation, (ii) repeated violations by the Participant of the Participant’s obligations under the Participant’s employment agreement where applicable which are demonstrably willful and deliberate on the Participant’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Corporation or (iii) the conviction of the Participant of a felony.

8.6
Gender and Number.  As used herein the masculine pronoun shall include the feminine and neuter genders, the singular shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.

8.7
Controlling Law.  This Plan and the respective rights and obligations of the Corporation and the Participants and Beneficiaries, except to the extent otherwise provided by Federal law, shall be construed under the law of the Commonwealth of Pennsylvania.

8.8
Successors.  The provisions of this Plan shall bind and inure to the benefit of the Corporation and its respective successors and assigns.  The terms successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Corporation.

8.9
Code Section 409A.  To the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A.  References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.  This Plan shall be administered and interpreted in a manner consistent with this intent.  If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations.  Notwithstanding the foregoing or any other provision of this Plan to the contrary, neither the Corporation nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant, spouse, or beneficiary with respect to any payments provided hereunder.

/S/ Gerald Vinci	/S/ Mark E. Kimmel
Gerald Vinci	Mark E. Kimmel
Vice President, Human Resources Americas	General Counsel and Corporate Secretary

12/22/08	12/22/08
Date	Date